Date:	October 24,2008

Contact:	Neal A. Petrovich, Senior Vice President and Chief Financial Officer
434-773-2242 petrovichn@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES REPORTS THIRD QUARTER EARNINGS

•	Net income of $2.22 million for the quarter
•	EPS of $.36 per share for the quarter, up 20% over prior quarter, down 25% vs. third quarter 2007
•	Return on average assets 1.13%
•	Shareholders’ equity of $103 million
•	Assets increase to $801 million
•	Loans increase to $577 million
•	Allowance for loan losses increases to 1.40% of loans
•	Net interest margin increases from prior quarter to 3.90%
•	Sold remaining investment in Freddie Mac preferred stock

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced third   quarter net income of $2.22 million.  Earnings per share were $0.36 on both a basic and diluted basis.  This net income produced annualized returns on average assets and average equity of 1.13% and 8.72%, respectively.  The annualized return on average tangible equity for the quarter was 11.84%.  Net income for the first nine months of 2008 was $6.34 million, which resulted in annualized returns on average assets and average equity of 1.08% and 8.26%, respectively.  The annualized return on average tangible equity for the first nine months of 2008 was 11.25%.

Economic Conditions
National economic conditions, including those in the housing and financial markets, deteriorated during the third quarter.  As a result, the U.S. Government has taken numerous measures to provide liquidity and stability to the financial markets.  American National continues to perform well, even during this period of uncertainty in the economy.

Capital Remains High
American National maintains strong levels of capital, and its capital ratios are among the highest in the country.  At the end of the quarter, total equity was 12.8% of assets, and the ratio of tangible equity-to-assets was 9.8%.  “Strong capital levels and earnings are critical during this period of economic turmoil, and American National has achieved both,” stated Charles H. Majors, President and Chief Executive Officer.  “During the third quarter, American National continued its tradition of operating soundly and profitably.”
On October 14, 2008, the United States Treasury Department announced its voluntary Capital Purchase Program.  Given American National’s already strong capital position, the Company is evaluating the program to determine whether participation would be beneficial to the Company’s financial performance.

Allowance for Loan Losses Increases to 1.40% of Loans
American National increased its allowance for loan losses to $8.08 million, or 1.40% of loans, at the end of the third quarter.  “It is prudent to increase the allowance for loan losses, given the current conditions in the economy and the related impact on customers’ ability to repay their debt,” commented Majors.  Nonperforming assets increased $435,000 over the prior quarter-end, and represented 0.92% of total assets at September 30, 2008, compared to 0.88% at June 30, 2008, and 0.42% at September 30, 2007.  Loans 30-89 days delinquent remain well below industry averages, at 0.25% of loans as of September 30, 2008.  Loan loss provision expense was $280,000 during the quarter.

Sale of Remaining Investment in Freddie Mac Stock
During the quarter, the Company sold its remaining investment in Federal Home Loan Mortgage Corporation (“Freddie Mac”) preferred stock and recorded a $108,000 loss on the sale.  American National no longer owns any Fannie Mae or Freddie Mac stock.

Net Interest Income $6.86 Million
Net interest income during the third quarter was $6.86 million, up 1.9% from the second quarter, and down 6.7% from the third quarter of 2007.  Net interest income was adversely impacted by a series of rate reductions enacted by the Federal Reserve from September 2007 to April 2008.  The net interest margin was 3.90% during the recently completed quarter, up from 3.83% in the previous quarter, and down from 4.27% in the third quarter of 2007.  After the end of the quarter, the Federal Reserve further lowered the federal funds rate by one-half of one percent.  This rate reduction, coupled with the overall low level of interest rates, will place pressure on the Company’s net interest margin in the fourth quarter.

Noninterest Income $2.06 Million
Noninterest income totaled $2.06 million in the third quarter of 2008.  Noninterest income during the quarter included $87,000 of net losses on securities, including the aforementioned $108,000 loss on the Company’s remaining investment in Freddie Mac stock.

Noninterest Expense $5.49 Million
Noninterest expense totaled $5.49 million in the third quarter of 2008.  Increases in noninterest expense over the prior year have been modest, due to expense control practices.  Noninterest expense increased 2.0% over the same quarter of 2007, and decreased 2.8% from the second quarter of 2008.  Included in noninterest expense for the quarter was $101,000 to increase the reserve for unfunded lending commitments.  During 2007 and through the first nine months of 2008, the Company, like many other financial institutions, incurred no FDIC insurance premium expense, due to a credit that was used to offset the expense.  During the fourth quarter, American National expects to exhaust the credit and begin incurring FDIC insurance premium expense.  The amount of the expense is determined based on the level of deposits and other factors.  Based upon deposit levels as of September 30, 2008 and current premium rates, the Company estimates that quarterly FDIC insurance premium expense would be approximately $75,000.  Additionally, on October 7, 2008, the FDIC proposed to raise insurance premiums in 2009.  The FDIC is seeking public comment on the proposal.

About American National
American National Bankshares Inc. is a bank holding company with assets of $801 million.  Headquartered in Danville, Virginia, it is the holding company of American National Bank and Trust Company, a community bank serving Southern and Central Virginia and the northern portion of Central North Carolina with twenty banking offices and a loan production office.  The Bank also manages an additional $459 million of assets in its Trust and Investment Services Division.
American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance.  Services are also provided through twenty-three ATMs, “AmeriLink” Internet banking, and 24-hour “Access American” telephone banking.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

Forward-Looking Statements
This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.